UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2010
MannKind Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

28903 North Avenue Paine
Valencia, California		91355
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (661) 775-5300
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-99.1
EX-99.2

Item 1.01 Entry into a Material Definitive Agreement.
     On August 10, 2010, we entered into to a Common Stock Purchase Agreement (the “Seaside Purchase Agreement”) with Seaside 88, LP (“Seaside”). The Seaside Purchase Agreement requires us to issue and sell, and Seaside to buy, up to 700,000 shares of our common stock once every 14 days, subject to the satisfaction of certain closing conditions at each closing, beginning on September 22, 2010 and ending approximately 50 weeks after the initial closing. The price of the shares that we sell to Seaside will be at an 8% discount to the volume weighted average trading price for our common stock for the ten consecutive trading days immediately preceding each closing date.
     The Seaside Purchase Agreement contains certain representations and warranties and covenants which must be true and have been performed by the applicable party, or waived by the other party, at each closing. Among the various conditions that must be satisfied for a particular closing to take place is a requirement that the ten-day volume weighted average trading price for our common stock immediately prior to such closing be at least $6.50 per share. If the ten-day volume weighted average trading price for a particular closing is below $6.50 per share, then that closing will not occur. Similarly, in the event that the registration statement related to the offer and sale of shares to Seaside is not effective and in full force and effect on any closing date, then the applicable closing will not occur. Seaside also has the right not to complete a purchase of shares at a subsequent closing if it would cause Seaside’s beneficial ownership of our common stock, calculated in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to exceed 10% of our outstanding common stock immediately after such subsequent closing.
     If for any subsequent closing the amount of the proposed investment by Seaside at such closing is greater than two times the amount invested by Seaside at the immediately preceding closing, then Seaside shall have the option to reduce the number of shares of our common stock purchased at such closing so that the amount of the investment at such closing is an amount equal to (as near as possible) two times the amount invested by Seaside at the immediately preceding closing.
     We may elect to cancel up to eight subsequent closings during the term of the Seaside Purchase Agreement in the event a material development or potential material development involving us occurs that we would be obligated to disclose in a prospectus supplement and which disclosure, in the good faith judgment of our chief executive officer, chief financial officer, general counsel or board of directors, would be premature or otherwise inadvisable. In such case, an additional subsequent closing would be added as a replacement for the cancelled subsequent closing such that the number of closings pursuant to the Seaside Purchase Agreement would remain unchanged.
     We have the right, upon written notice to Seaside, to immediately terminate the Seaside Purchase Agreement.
     Seaside has agreed not to engage in short sales of our common stock during the term of the Seaside Purchase Agreement and agreed that it will not sell more than 10% of the total number of share of common stock traded on any trading day.
     We have agreed to indemnify and hold harmless Seaside against certain liabilities in connection with the sale of our common stock under the Seaside Purchase Agreement.
     On August 10, 2010, we entered into an agreement with Omni Capital Corporation (the “Omni Agreement”) to pay that firm a finder’s fee in an amount equal to 1% of the aggregate value of all cash, if any, invested by Seaside under the Seaside Purchase Agreement. If we sell the maximum number of shares under the Seaside Purchase Agreement at an assumed offering price of $6.5044 per share, which is equal to 92% of $7.07, the last reported sales price of our common stock as reported on the Nasdaq Global Market on August 9, 2010, this finder’s fee would amount to $1,183,800. Aside from this agreement with respect to a finder’s fee, there is no material relationship between Omni Capital Corporation and us, any of our officers, directors, principal stockholders, or, to our knowledge, any affiliates or associates thereof.

     On August 10, 2010, we also entered into a Common Stock Purchase Agreement (the “Mann Purchase Agreement”) with The Mann Group LLC, an entity controlled by our chief executive officer and principal stockholder. Under the Mann Purchase Agreement, we are required to issue and sell, and The Mann Group is obligated to purchase, the same number of shares of our common stock that Seaside purchases at each closing under the Seaside Purchase Agreement. The price of the shares that we sell to The Mann Group under the Mann Purchase Agreement will be equal to the greater of $7.15 per share (the closing bid price of our common stock on August 10, 2010) and the closing bid price of our common stock on the trading day immediately preceding the applicable closing date. The aggregate purchase price for the shares of common stock we issue and sell to The Mann Group will be paid by cancelling an equal amount of the outstanding principal under an existing $350 million revolving loan arrangement provided by The Mann Group. At July 31, 2010, the principal amount outstanding under the loan arrangement was $252 million, and we had $98 million of available borrowings under the arrangement. To the extent that the outstanding principal amount owed under the loan arrangement is insufficient to pay the full purchase price for the shares of common stock to be acquired, The Mann Group will pay cash for the balance of the shares of common stock it is obligated to purchase under the Mann Purchase Agreement. The Mann Purchase Agreement will terminate on the day following the final closing under the Seaside Purchase Agreement or upon the termination of the Seaside Purchase Agreement, whichever is earlier.
     On August 10, 2010, we also amended and restated the existing promissory note evidencing the loan arrangement with The Mann Group to extend the maturity date to December 31, 2012, to provide for the cancellation of indebtedness under the note as described above, to shorten the notice period from 180 days to 90 days (or the number of days to maturity of the note if less than 90 days) if The Mann Group requires us to prepay the note, and to eliminate our ability to reborrow under the note the amount of any indebtedness that is cancelled as described above.
     The foregoing is not a complete summary of the terms of the Seaside Purchase Agreement, the Omni Agreement, the Mann Purchase Agreement and the amended and restated promissory note evidencing the loan arrangement with The Mann Group (the “Amended and Restated Promissory Note”) described in this Item 1.01, and is qualified in its entirety by reference to the complete text of the Seaside Purchase Agreement, the Omni Agreement, the Mann Purchase Agreement and the Amended and Restated Promissory Note attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.
     The offering and sale of shares of our common stock to Seaside is expected to be made pursuant to our shelf registration statement on Form S-3 (File No. 333-166404), which was declared effective by the Securities and Exchange Commission on May 11, 2010. We have filed with the Securities and Exchange Commission a prospectus supplement relating to this offering pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).
Item 3.02 Unregistered Sales of Equity Securities.
     The issuance and sale of up to 18,200,000 shares of our common stock by us to The Mann Group pursuant to the Mann Purchase Agreement will not be registered under the Securities Act or any state securities laws. We have relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and the rules and regulations promulgated thereunder. The information relating to the issuance and sale of shares of our common stock to The Mann Group in Item 1.01 is incorporated herein by reference.
Item 8.01 Other Events.
     We are filing the following information with the Securities and Exchange Commission for the purpose of updating our public disclosure.
     In March 2009, we submitted a new drug application (“NDA”) to the U.S. Food and Drug Administration (the “FDA”) requesting approval of AFREZZA for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. In March 2010, we received a Complete Response letter regarding this NDA from the FDA, seeking additional information about AFREZZA. In July 2010, the FDA accepted our Class 2 resubmission in response to the Complete Response letter and set a target action date of December 29, 2010. Our focus until then will be to work closely with the FDA as it evaluates our next-generation delivery system and the other information that we provided in our resubmission. We will also initiate the installation and validation of equipment in our Danbury, Connecticut manufacturing facility for filling the cartridges used in our next-generation inhaler. We expect that these activities will continue into the third quarter of 2011. There can be no assurance that we will obtain approval of AFREZZA on the FDA’s target date or that we will complete the installation and validation of equipment in our manufacturing facility on our anticipated timeline.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1	Common Stock Purchase Agreement by and between MannKind Corporation and Seaside 88, LP, dated August 10, 2010.

10.2	Letter Agreement by and between MannKind Corporation and Omni Capital Corporation, dated August 10, 2010.

10.3	Common Stock Purchase Agreement by and between MannKind Corporation and The Mann Group LLC, dated August 10, 2010.

10.4	Amended and Restated Promissory Note made by MannKind Corporation in favor of The Mann Group LLC, dated August 10, 2010.

99.1	Press Release of MannKind Corporation, dated August 11, 2010, relating to the Seaside Purchase Agreement.

99.2	Press Release of MannKind Corporation, dated August 11, 2010, relating to the Mann Purchase Agreement and the Amended and Restated Promissory Note.
Forward Looking Statements
     Any statements in this Current Report on Form 8-K about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including with respect to our offerings of common stock to Seaside and The Mann Group, the anticipated closings related to the offerings, potential aggregate reduction in indebtedness, the installation and validation of equipment in our facilities and our readiness to launch AFREZZA pending regulatory approval, are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include, but are not limited to risks related to whether Seaside and The Mann Group will be unable or unwilling to satisfy their obligations under the Seaside Purchase Agreement and the Mann Purchase Agreement, respectively, whether the conditions applicable to any sale of shares of our common stock pursuant to either common stock purchase agreement will be satisfied, the possibility that either common stock purchase agreement may be terminated prior to the completion of the various closings contemplated thereunder, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFREZZA, competition from other pharmaceutical or biotechnology companies, our ability to enter into any collaborations or strategic partnerships, intellectual property matters and stock price volatility. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K or to reflect the occurrence of subsequent events.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION
By:	/s/ David Thomson
	Name:	David Thomson, Ph.D., J.D.
	Title:	Corporate Vice President, General Counsel and Secretary

Dated: August 11, 2010